Exhibit 10.3

NINTH AMENDMENT

This Ninth Amendment, effective as of the date set forth above the signatures of the parties below, amends the Sangamo License Agreement dated May 9, 1996 (“SANGAMO LICENSE AGREEMENT”) between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Sangamo Biosciences Inc. (“COMPANY”), a corporation having its principal office at 501 Canal Blvd., Suite A100, Richmond, Ca 94804

NOW, THEREFORE, the parties hereby agree to modify the May 9, 1996 LICENSE AGREEMENT as follows:

Article 12 shall be deleted and replaced with the following:

12 – DISPUTE RESOLUTION

12.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, which the parties shall be unable to resolve within sixty (60) days shall be taken to the chief executive officer (or his designee) of LICENSEE and the Provost of M.I.T. for resolution; provided that any dispute relating to patent validity or infringement shall be resolved in the first instance and solely by a court of competent jurisdiction in the courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts. If these individuals are unable to resolve the dispute within thirty (30) business days of the request for such meeting, then such dispute, other than any dispute relating to patent validity and infringement, shall be subject to non-binding mediation. The party raising such dispute for non-binding mediation shall promptly advise the other party of such action in a writing which describes in reasonable detail the nature of the dispute. By not later than five (5) business days after the recipient has received such notice of non-binding mediation, each party shall have selected for itself a representative, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of non-binding mediation, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then the parties shall be free to pursue any action available to them under law or equity in a court of competent jurisdiction in courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts to resolve any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement.

12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to the Patent License Agreement to be executed by their duly authorized representatives as of the date first above written.

The Effective Date of this Ninth Amendment is Mar 14, 2014.

Massachusetts Institute of Technology		Sangamo BioScience, Inc.

By:	/S/ LITA L. NELSEN	By:	/S/ EDWARD LANPHIER
Name:	LITA L. NELSEN	Name:	EDWARD LANPHIER
Title:	DIRECTOR TECHNOLOGY LICENSING OFFICE	Title:	PRESIDENT AND CEO